Exhibit 99.1

Omnicomnews

Contact:	Randall Weisenburger 212-415-3393

FOR IMMEDIATE RELEASE

Omnicom Prices $1.0 Billion Senior Notes Offering

NEW YORK, March 24, 2006—Omnicom Group Inc. (NYSE: OMC ), together with its wholly owned direct finance subsidiaries, Omnicom Capital Inc. and Omnicom Finance Inc., today announced the pricing of their public offering of $1.0 billion aggregate principal amount of senior notes. The transaction is expected to close on March 29, 2006. The issuers intend to use the net proceeds from the offering for general corporate purposes.

The notes will bear interest at a rate of 5.90 percent per annum, will be the joint and several unsecured and unsubordinated obligations of Omnicom Group Inc., Omnicom Capital Inc. and Omnicom Finance Inc., and will rank equal in right of payment to all of their respective existing and future unsecured senior indebtedness.

The notes will be issued under an automatic shelf registration statement relating to senior debt securities. The notes will not be listed on any securities exchange. Copies of the prospectus supplement and prospectus relating to the offer and sale of the notes may be obtained for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Corporate and Investment Banking toll-free at 1-877-858-5407.

Omnicom Group Inc. (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.